Exhibit 99.1

Contact: 610-337-7000	For Immediate Release:
William Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	March 2, 2015

AmeriGas Names Tony Rosback as Vice President and Chief Operating Officer

VALLEY FORGE, Pa., March 2 — AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. (NYSE:APU), announced that Tony Rosback, age 52, will succeed Paul Grady as vice president and chief operating officer, effective March 23, 2015. As previously announced, Grady retired from AmeriGas on January 16, 2015.

Rosback most recently served as Senior Director, West Region Operations and North American Logistics of Williams Scotsman, Inc., a mobile and modular space and storage solution company. Prior to joining Williams Scotsman, Inc., Rosback was Senior Vice President & General Manager of the West Region at The Brickman Group Ltd., a commercial landscaping and property maintenance company. Previously, Rosback served in executive and operations leadership roles in various companies, including Republic Services, Inc. from 2006 to 2013 and Cintas Corporation from 1999 to 2006.

Rosback holds a Bachelor of Science in Marketing from Miami University of Ohio and will report to Jerry Sheridan, president and chief executive officer of AmeriGas.

Sheridan said, “We are very pleased to welcome Tony to AmeriGas as a key member of our management team. He brings a strong background in operations leadership combined with a passion for excellent customer service. We believe Tony’s experience complements our existing capabilities and he will contribute to our continued success.”

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from over 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole general partner and owns 26% of AmeriGas Partners, L.P. and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-03 ### 3/2/2015